UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2024

Atara Biotherapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36548	46-0920988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2380 Conejo Spectrum Street Suite 200
Thousand Oaks, California		91320
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 623-4211

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ATRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 8, 2024, Atara Biotherapeutics, Inc. (the “Company”) announced a reduction in its workforce that will impact approximately 25% of its current employees. The Company expects to substantially complete the workforce reduction by May 2024.

The Company expects to recognize approximately $4.5 million in total for severance and related benefits for employees laid off under the reduction in force. These charges are primarily one-time termination benefits and are primarily cash charges. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

Additional details will be provided in the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2024.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2024, the Company announced that the employment of Manher (AJ) Joshi, the Company’s Executive Vice President, Chief Medical Officer, would terminate effective as of February 2, 2024. Pursuant to the terms of the Executive Employment Agreement dated as of November 10, 2020 between Dr. Joshi and the Company, Dr. Joshi will be entitled to receive severance benefits of 12 months of base salary continuation and, subject to his timely election of coverage, payment by the Company of up to 12 months of continued health care benefits.

In connection with Dr. Joshi’s departure from the Company and subject to his execution of a general release in favor of the Company, the Company intends to enter into a consulting agreement with Dr. Joshi pursuant to which Dr. Joshi will provide consulting services to the Company through January 31, 2025. Dr. Joshi is expected to be paid a consulting fee of $3,000 monthly for up to a specified number of consulting hours per month and is expected to receive additional compensation of $200 per hour in excess of such specified number of consulting hours. Dr. Joshi’s outstanding restricted stock unit equity awards will continue to vest during the consulting term. In addition, Dr. Joshi will be entitled to receive $185,000 upon the approval by the United States Food and Drug Administration of a biologics license application for tabelecleucel.

Item 7.01	Regulation FD Disclosure.

The Company intends to conduct meetings with securities analysts, investors and others in connection with the 42nd Annual J.P. Morgan Healthcare Conference beginning on January 8, 2024. As part of these meetings, the Company intends to utilize the corporate slide presentation furnished with this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 hereto, is being furnished, not filed, pursuant to Regulation FD. Accordingly, the information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Current Report on Form 8-K is not intended to, and does not, constitute a determination or admission by the Company that the information in this Current Report on Form 8-K is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01	Other Events.

On January 8, 2024, the Company issued a press release titled “Atara Biotherapeutics to Present Recent Progress and Key Upcoming Milestones at the 42nd Annual J.P. Morgan Healthcare Conference.” A copy of the Company’s press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Corporate Slide Presentation, dated January 8, 2024

99.2	Atara Biotherapeutics, Inc. Press Release, dated January 8, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATARA BIOTHERAPEUTICS, INC.

Date: January 8, 2024	By:	/s/ Eric Hyllengren
Eric Hyllengren Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)